NEWS RELEASE

CONTACT: R. Jerry Giles, Chief Financial Officer
TELEPHONE #:  540-886-0796
DATE:  July 27, 2011
FOR IMMEDIATE RELEASE
COMMUNITY FINANCIAL ANNOUNCES FIRST QUARTER EARNINGS
STAUNTON, VIRGINIA

Community Financial Corporation (NASDAQ: CFFC), a holding company whose sole subsidiary is Community Bank, Staunton, Virginia, today reported earnings for the first quarter of its fiscal year ending March 31, 2012.  For the quarter ended June 30, 2011, Community Financial reported earnings of $548,000 compared to $988,000 for the same period last year. After payment of preferred dividends, net income available to common stockholders totaled $360,000 or $0.08 per diluted common share for the current quarter compared to $800,000 or $0.18 per diluted common share for the same quarter last year. The decrease in net income for the current quarter compared to the June 30, 2010 quarter was due primarily to a $587,000, or 47.2%, increase in the provision for loan losses and a $345,000, or 8.9%, increase in non-interest expense, partially offset by a $232,000, or 4.1%,  increase in net interest income.

Total interest income decreased $386,000, or 5.3%, during the June 30, 2011 quarter compared to the June 30, 2010 period due primarily to a decrease in the volume of our loan portfolio. Total interest expense decreased by $618,000, or 38.2%, for the 2011 period compared to the same period in 2010 as a result of decreases in the interest rates paid on interest-bearing liabilities and the volume of interest-bearing liabilities. Our interest rate spread increased by 45 basis points to 4.84% for the quarter ended June 30, 2011 compared to 4.39% for the same period in 2010.

Non-interest income decreased $8,000 to $974,000 for the quarter ended June 30, 2011 from $983,000 for the June 30, 2010 quarter. The decrease in non-interest income for the current quarter compared to the June 30, 2010 period was due primarily to a decrease in transaction account charges. Non-interest expenses increased $345,000, or 8.9%, to $4.2 million for the June 30, 2011 quarter from $3.9 million for the June 30, 2010 quarter. The increase in non-interest expenses was due primarily to a $306,000 increase in expenses associated with real estate owned and related-collections, and a $169,000 increase in compensation related expenses, partially offset by a $131,000 decrease in other expense primarily related to professional expenses.

The Company's total assets decreased $6.7 million, or 1.3%, to $523.4 million at June 30, 2011 from $530.1 million at March 31, 2011 due to a decrease in loans receivable and real estate owned. The $7.9 million, or 2.1%, decrease in total deposits to $371.1 million at June 30, 2011, is due to a decrease in time deposits, partially offset by an increase in interest-bearing transaction accounts. The decrease in time deposits is due to management’s strategy to decrease the cost of funds with deposit pricing. Stockholders’ equity increased $390,000, or 0.8%, to $50.2 million at June 30, 2011, from $49.8 million at March 31, 2011, due to net income for the quarter less dividends paid on preferred stock issued to the U.S. Treasury.

At June 30, 2011, non-performing assets totaled approximately $19.0 million or 3.63% of assets compared to $16.6 million or 3.12% of assets at March 31, 2011. Our allowance for loan losses to non-performing loans was 75.5% and to total loans was 1.56% at June 30, 2011, compared to 126.3% and 1.61%, respectively, at March 31, 2011.  The increase in non-performing assets consisted of an increase of $3.6 million in nonaccrual loans, which included primarily residential permanent loans, partially offset by a $1.2 million decrease in real estate owned and repossessed assets. The Company’s ratio of loans 30 days or more delinquent to total loans increased to 2.93% at June 30, 2011 from 2.67% at March 31, 2011. Also the Bank’s regulatory risk-based capital ratio increased from 12.29% at March 31, 2011 to 12.52% at June 30, 2011.

At June 30, 2011, Community Bank exceeded all regulatory capital requirements and continued to be classified as a "well capitalized" institution.  Community Bank, the wholly owned subsidiary of Community Financial, is headquartered in Staunton, Virginia and has offices in Waynesboro, Stuarts Draft, Raphine, Verona, Lexington, Buena Vista and Virginia Beach.  Community Financial Corporation is traded on the Nasdaq Global Market, under the symbol CFFC.

Except for the historical information in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including, but not limited to, the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and changes in economic conditions in the Company’s market areas, changes in the financial condition or business prospects of the Company’s borrowers, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, fluctuations in interest rates and the relationship between long and short term rates, operating results and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent the company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

Community Financial Corporation (NASDAQ: CFFC)

Selected Financial Condition Data
(In thousands)
			Percent
			Increase
	June 30, 2011	March 31, 2011	(Decrease)

Total assets	$523,351	$530,080	(1.3)%
Loans receivable, net	472,839	478,293	(1.1)
Investment securities	3,737	2,237	67.1
Real estate owned and repossessed assets	9,216	10,384	(11.2)
Deposits	371,096	379,045	(2.1)
Borrowings	99,341	98,445	0.9
Stockholders’ equity	50,150	49,760	0.8

Selected Operations Data
(In thousands)
			Percent
	Three Months Ended		Increase
	June 30, 2011	June 30, 2010	(Decrease)

Interest income	$6,910	$7,296	(5.3)%
Interest expense	999	1,617	(38.2)
Net interest income	5,911	5,679	4.1
Provision for loan losses	1,831	1,244	47.2
Net interest income after provision
for loan losses	4,080	4,435	(8.0)
Noninterest income	974	983	(0.9)
Noninterest expense	4,202	3,857	8.9
Income taxes	304	573	(47.0)
Net income	548	988	(44.5)
Effective dividend on preferred stock	188	188	---
Net income available to common stockholders	360	800	(55.0)%

Selected Ratios and Other Information
			Percent
	At or for the Quarter Ended		Increase
	June 30, 2011	June 30, 2010	(Decrease)

Return on average equity	4.31%	7.91%	(45.5)%
Return on average assets	.42	.73	(42.5)
Interest rate spread	4.84	4.39	10.3
Diluted earnings per common share	$0.08	$0.18	(55.6)
Dividends paid on common shares	---	---	---
Non-performing assets to total assets	3.63	3.01	20.6
Non-performing loans to total loans	2.07	2.49	(16.9)
Allowance for loan losses to total loans	1.56	1.65	(5.5)
Allowance for loan losses to nonperforming
loans	75.5%	66.3%	13.9%